Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-172235

November 7, 2011

UNITEDHEALTH GROUP INCORPORATED

$400,000,000 1.875% NOTES DUE NOVEMBER 15, 2016

$500,000,000 3.375% NOTES DUE NOVEMBER 15, 2021

$600,000,000 4.625% NOTES DUE NOVEMBER 15, 2041

FINAL TERM SHEET

Dated November 7, 2011

Issuer:	UnitedHealth Group Incorporated

Ratings*:	A3 / A- / A-

Note Type:	SEC Registered (No. 333-172235)

Trade Date:	November 7, 2011

Settlement Date (T+ 3):	November 10, 2011

Title of Securities:	1.875% Notes Due November 15, 2016 (“2016 Notes”) 3.375% Notes Due November 15, 2021 (“2021 Notes”) 4.625% Notes Due November 15, 2041 (“2041 Notes”)

Maturity Date:	November 15, 2016 (2016 Notes) November 15, 2021 (2021 Notes) November 15, 2041 (2041 Notes)

Principal Amount Offered:	$400,000,000 (2016 Notes) $500,000,000 (2021 Notes) $600,000,000 (2041 Notes)

Price to Public (Issue Price):	99.118% (2016 Notes) 99.453% (2021 Notes) 98.752% (2041 Notes)

Interest Rate:	1.875% (2016 Notes) 3.375% (2021 Notes) 4.625% (2041 Notes)

Interest Payment Dates:	May 15 and November 15, commencing May 15, 2012

Benchmark:	1.000% due 10/31/2016 (2016 Notes) 2.125% due 08/15/2021 (2021 Notes) 4.375% due 05/15/2041 (2041 Notes)

Benchmark Yield:	0.891% (2016 Notes) 2.020% (2021 Notes) 3.053% (2041 Notes)

Spread to Benchmark:	117 basis points (2016 Notes) 142 basis points (2021 Notes) 165 basis points (2041 Notes)

Re-offer Yield:	2.061% (2016 Notes) 3.440% (2021 Notes) 4.703% (2041 Notes)

Optional Redemption Provisions:

Make-whole call at any time at a discount rate of U.S. Treasury plus 20 basis points. (2016 Notes)

Prior to August 15, 2021, make-whole call at any time at a discount rate of U.S. Treasury plus 25 basis points; par call on and after August 15, 2021. (2021 Notes)

Prior to May 15, 2041, make-whole call at any time at a discount rate of U.S. Treasury plus 25 basis points; par call on and after May 15, 2041. (2041 Notes)

Change of Control:	If a change of control triggering event occurs, the Issuer will be required to make an offer to repurchase the Notes at a price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to the date of repurchase.

CUSIP:	91324PBS0 (2016 Notes) 91324PBT8 (2021 Notes) 91324PBU5 (2041 Notes)

ISIN:	US91324PBS02 (2016 Notes) US91324PBT84 (2021 Notes) US91324PBU57 (2041 Notes)

Joint Book-Runners:	Goldman, Sachs & Co. Morgan Stanley & Co. LLC RBS Securities Inc. U.S. Bancorp Investments, Inc.

Senior Co-Managers:	UBS Securities LLC
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Citigroup Global Markets Inc.
Barclays Capital Inc.
Credit Suisse Securities (USA) LLC
Wells Fargo Securities, LLC
Deutsche Bank Securities Inc.

Co-Managers:	KeyBanc Capital Markets Inc.
BNY Mellon Capital Markets, LLC
Fifth Third Securities, Inc.
PNC Capital Markets LLC

The Williams Capital Group, L.P.
Morgan Keegan & Company, Inc.
BB&T Capital Markets, a division of Scott & Stringfellow, LLC
HSBC Securities (USA) Inc.
Mitsubishi UFJ Securities (USA), Inc.
CRT Capital Group LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. at 1-866-471-2526, Morgan Stanley & Co. LLC at 1-866-718-1649, RBS Securities Inc. at 1-866-884-2071 or U.S. Bancorp Investments, Inc. at 1-877-558-2607.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.